Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2007 Equity Incentive Plan, as amended, the 1997 Employee Stock Purchase Plan, as amended, the Non-Plan Inducement Stock Option Grants and the Non-Plan Inducement Restricted Stock Unit Grants, of our report dated March 29, 2023 relating to the consolidated financial statements of Heron Therapeutics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ WithumSmith+Brown, PC

San Francisco, California

June 30, 2023